EXHIBIT 99.1

American CareSource Announces New Ticker Symbol "GNOW"

ATLANTA, Sept. 17, 2015 (GLOBE NEWSWIRE) -- American CareSource Holdings, Inc. (NASDAQ:ANCI), a high-growth, urgent and primary care company operating under the name GoNow Doctors, announced today that its NADSAQ ticker will change to "GNOW". The new symbol is anticipated to become effective as of the opening of trading on Friday, September 18, 2015.

"Aligning our stock symbol and brand name is a significant milestone in our plan to develop a premier urgent and primary care company," said Chairman and Acting Chief Executive Officer, John Pappajohn. As previously announced, American CareSource adopted "GoNow Doctors" as its urgent care brand name to effectively communicate its commitment to providing immediate access to comprehensive healthcare. "With our symbol change, we are now well positioned to deliver a clear and consistent message to both the investment public and to the growing number of patients we serve."

About American CareSource Holdings, Inc.

American CareSource Holdings, Inc. owns a growing chain of ten urgent and primary care centers operating under the tradename, GoNow Doctors and an ancillary services network that provides ancillary healthcare services through its nationwide provider network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are forward-looking are based upon current expectations, and actual results or future events may differ materially. Therefore, the inclusion of such forward-looking information should not be regarded as a representation by us that our objectives or plans will be achieved. Words such as "expects," "will," "believes," "anticipates," "intends," "should," "plans," and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, our ability to attract or maintain patients, clients or providers or achieve our financial objectives, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement, including without limitation to the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including economic downturns and increases in unemployment), the Company's ability to successfully implement our growth strategy for the urgent and primary care business, the Company's ability to identify and acquire target centers, increased competition in the urgent care and primary care market, the Company's ability to recruit and retain qualified physicians and other healthcare professionals, lower than anticipated demand for services, pricing, market acceptance or preference, changes in the business relationship with significant clients, term expirations of contracts with significant clients, the Company's inability to maintain a network of ancillary service providers that is adequate to generate significant claims volume, increased competition in the ancillary network business, the Company's inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the Company's periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

CONTACT: Investor Relations Contact:
         Adam Winger, Vice President of Acquisitions
         Interim CFO, General Counsel, and Secretary
         awinger@americancaresource.com
         (205) 250-8381